DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                       September 30,      December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  479,242       $  445,657
PROPERTY                                  3,986,158        4,318,209
INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             384,411          417,666
OTHER ASSETS                                 25,314           64,326

TOTAL                                    $4,875,125       $5,245,858

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  646,271       $  610,208

PARTNERS' EQUITY:
     General Partners                       (65,491)         (61,424)
     Limited Partners                     4,294,345        4,697,074

  Total partners' equity                  4,228,854        4,635,650

TOTAL                                    $4,875,125       $5,245,858

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                       September 30,    September 30,
                                           1996             1995
REVENUES:
Rental Income                            $  407,863       $  410,758
Interest                                      2,719            3,917
     Total revenues                         410,582          414,675

EXPENSES:

Operating Expenses                          253,892          268,245
General and administrative                   33,965           33,419
     Total expenses                         287,857          301,664

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             122,725          113,011
   EQUITY IN INCOME OF REAL ESTATE           24,134           30,888

NET INCOME                               $  146,859       $  143,899


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  145,390       $  142,460
    General partners                          1,469            1,439

TOTAL                                    $  146,859       $  143,899

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.06       $     5.94


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


                                      September 30,     September 30,
                                           1996             1995


REVENUES:

Rental Income                          $1,220,928       $1,224,172
Interest                                    8,075           11,657
Total Revenues                          1,229,003        1,235,829

EXPENSES:
Operating Expenses                        747,581          760,672
General and Administrative                137,132          135,294
Total Expenses                            884,713          895,966

INCOME BEFORE EQUITY IN INCOME
OF REAL ESTATE JOINT VENTURE              344,290          339,863

EQUITY IN INCOME OF REAL
ESTATE JOINT VENTURE                       67,095           85,363

NET INCOME                               $411,385         $425,226


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          407,271          420,974
General Partners                            4,114            4,252

TOTAL                                     411,385          425,226

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $16.97           $17.54

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  56,080)     $5,226,130   $5,170,050

NET INCOME                               4,252         420,974      425,226
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30, 1995          ($60,009)     $4,837,104   $4,777,095

EQUITY AT DECEMBER 31, 1995           ($61,424)     $4,697,074   $4,635,650

NET INCOME                               4,114         407,271      411,385
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30, 1996          ($65,491)     $4,294,345   $4,228,854


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                    September 30,     September 30,
                                        1996              1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 411,385        $425,226

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        351,850         351,850
     Distributions in excess
      	of earnings in
       real estate joint venture          33,256          41,537

     Changes in assets and
      	liabilities:

     Decrease in other assets             39,012         100,000
     Increase in liabilities              36,063          43,444

Net cash provided by
  operating activities                   871,566         962,057

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                     (19,800)        (15,175)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (818,181)       (818,181)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                       33,585         128,701

CASH AND CASH EQUIVALENTS:

     At beginning of period              445,657         424,960
     At end of period                  $ 479,242        $553,661


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1996, and for the periods ended September 30, 1996, and 1995 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at September 30, 1996, is as follows:

        Land                                 $  2,305,310
        Buildings and improvements              7,071,497
        Equipment                                  22,831
        Total                                   9,399,638
        Less: Accumulated Depreciation        ( 5,413,480)
        Property - Net                       $  3,986,158



3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the nine months ended September 30, 1996, and 1995 is as follows:

                                   1996                    1995
     Revenue                     $476,294                $530,834
     Operating Expenses           252,644                 246,291
     Net Income                  $223,650                $284,543


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.